EXHIBIT 10.6
                            ASSET PURCHASE AGREEMENT

   THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of the 22nd day of June, 1998, is made and entered into by and among WALB-TV, INC., a Georgia corporation (the "Company"), WALB LICENSEE CORP., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Subsidiary" and together with the Company, the "Sellers"), and COSMOS BROADCASTING CORPORATION, a South Carolina corporation (the "Purchaser").

                                   BACKGROUND:

          The Company owns and operates the television station WALB-TV, serving Albany, Georgia (the "Station"). The Sellers, respectively, hold the FCC Licenses.

   This Agreement sets forth the terms and conditions upon which Sellers shall sell to Purchaser, and upon which Purchaser shall purchase, certain of Sellers' Assets associated with the business of the Station.

   Certain terms used in this Agreement are defined in Article X hereof.

                                   AGREEMENT:

   In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                 SALE OF ASSETS

   1.01 PURCHASE OF ASSETS BY PURCHASER. At the Closing, and subject to the terms and conditions of this Agreement, Purchaser shall purchase and accept from Sellers and Sellers shall sell, convey, transfer, assign and deliver to Purchaser for the purchase price set forth in Section 1.02 below, all of the Assets, free and clear of any and all Liens other than the Permitted Liens. None of the Retained Assets are being purchased by Purchaser pursuant to this Agreement.

   1.02  PURCHASE PRICE FOR THE ASSETS.

   (a) The total purchase price for the Assets shall be equal to Seventy-Eight Million Dollars ($78,000,000), as adjusted as provided by Section 1.04.

   (b) The Purchase Price has been allocated among the Assets in accordance with a schedule mutually prepared by Sellers and Purchaser and attached hereto as
Exhibit 1.02(b). If Purchaser or Sellers undertake to change such schedule, such party must obtain the approval of Sellers or Purchaser, as the case may be, which will not be unreasonably withheld.

The allocation and undertaking pursuant to this Section 1.02(b), and the following undertaking with respect to Tax reporting, have been specifically negotiated by Purchaser, on the one hand, and Sellers on the other, at arms' length and are a part of the basis of this Agreement. Each of Purchaser and Sellers shall prepare its Tax Returns after the Closing employing the allocation made pursuant to this Section 1.02(b) and shall not take a position in any Tax proceeding, Tax audit or otherwise that is inconsistent with such allocation; provided, however, that nothing contained herein shall require Purchaser or Sellers to contest beyond or otherwise than by the exhaustion of administrative remedies before any Taxing authority or agency or to litigate before any court, including, without limitation, the United States Tax Court, any proposed deficiency or adjustment by any Taxing authority or agency which challenges such allocation. Each of Purchaser and Sellers shall give prompt notice to each other of the commencement of any Tax audit or the assertion of any proposed deficiency or adjustment by any Taxing authority or agency which challenges such allocation.

   (c) Capitalized terms used in this Section 1.02(c) and not defined in this Agreement have the respective meanings set forth in the Exchange Agreement (the "Exchange Agreement") of even date herewith among Sellers, Purchaser and certain other parties. Pursuant to the Exchange Agreement and the WEAU Asset Purchase Agreement, at Closing thereunder and hereunder, Purchaser will pay to Busse and WEAU $66,000,000 as set forth in the Exchange Agreement and the WEAU Asset Purchase Agreement (the "WEAU Purchase Price") for the WEAU Assets and WEAU License, which Purchaser will direct Busse and WEAU to transfer and assign to the Company and the Subsidiary, respectively. At Closing hereunder, Purchaser shall receive a credit against the Purchase Price in an amount equal to the WEAU Purchase Price paid by Purchaser pursuant to the WEAU Asset Purchase Agreement. The pre-merger notification and report required by the Hart-Scott Act in connection with Sellers' acquisition of the WEAU Assets and the WEAU License is to be filed by Sellers and Busse, and Purchaser will not be a party to, and has no obligation to pay the filing fee associated with, such notification and report. The FCC assignment application for the WEAU License has been filed by the Subsidiary and WEAU, and Purchaser is not a party to, and has no obligation to pay the filing fee associated with, such application. Whether or not the closing under the WEAU Asset Purchase Agreement is consummated, Sellers shall have the obligation to sell, and purchaser shall have the obligation to purchase, the Assets, pursuant to the terms, and subject to the conditions, set forth in this Agreement. The foregoing shall not be deemed to limit Sellers' right to extend the Closing Date as set forth in the definition of such term or the other rights and obligations set forth in this Section and Section 5.16.

   1.03 CLOSING; EFFECTIVENESS OF CLOSING; DELIVERIES. The Closing shall occur at 10:00 a.m. local time on the Closing Date at the offices of Cadwalader, Wickersham & Taft in New York, New York or at such other time and place as the parties may agree. The Closing shall be effective as of such time as agreed to by the parties hereto. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated in the order set forth in this Agreement and, to the extent the order is not specified, shall be deemed to be consummated simultaneously.

   1.04  PRORATIONS AND ADJUSTMENTS.

   (a) Prorations and Adjustments. The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses as provided for herein. All revenues and all expenses arising from the operation of the Station, including tower rental, business and license fees (including FCC regulatory fees), utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, including program license payments, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), employee compensation, including wages, salaries, commissions, accrued vacation pay and personal days, music license fees and similar prepaid and deferred items, shall be prorated between Purchaser and Sellers in accordance with generally accepted accounting principles and to effect the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the operations of the Station for the period prior to 12:01 a.m. on the Closing Date, and Purchaser shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the operations of the Station for the period after 12:01 a.m. on the Closing Date, subject to the following:

         (1) There shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contract that is included in the Retained Assets and any other obligation or liability not being assumed by Purchaser in accordance with Section 2.02.

         (2) No adjustment or proration to the Purchase Price shall be made in favor of Sellers or Purchaser for the amount, if any, by which the value of the goods or services to be received by the Station under its trade or barter agreements as of Closing for the Station exceeds, or is less than, the value of any advertising time remaining to be run by the Station as of Closing.

         (3) There shall be no adjustment or proration to the Purchase Price for program barter. Sellers shall be responsible for payment of all film or programming license fees for periods prior to Closing, and Purchaser shall be responsible for payment of all such fees for periods after Closing.

         (4) There shall be no adjustment or proration for sick days accrued on or prior to Closing by any employee of Sellers, all of which shall be assumed by Purchaser.

   (b) Manner of Determining Prorations and Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 1.04(a), will be determined in accordance with the following procedures:

         (1) Sellers shall prepare and deliver to Purchaser not later than five
(5) days before Closing a preliminary settlement statement signed by Sellers which shall set forth Sellers' good faith estimate of the adjustments or prorations to the Purchase Price under Section 1.04(a). Such preliminary settlement statement shall contain all information reasonably necessary to determine the adjustments or prorations to the Purchase Price under Section 1.04(a), including appropriate supporting documentation. The adjustments and prorations to the Purchase Price to be made at Closing shall be based upon such preliminary settlement statement.

         (2) Not later than ninety days after the Closing Date, Purchaser will deliver to Sellers a statement signed by Purchasers setting forth Purchaser's good faith determination of any changes to the adjustments and prorations made at Closing. Such statement shall contain all information reasonably necessary to determine the adjustments and prorations to the Purchase Price under Section 1.04(a), including appropriate supporting documentation. If Sellers dispute the adjustments and prorations determined by Purchaser, they shall deliver to Purchaser within sixty days after its receipt of Purchaser's statement a statement setting forth its determination of the adjustments and prorations. If Sellers notify Purchaser of their acceptance of Purchaser's statement, or if Sellers fail to deliver their statement within the sixty-day period specified in the preceding sentence, Purchaser's determination of the adjustments and prorations shall be conclusive and binding on the parties as of the last day of the sixty-day period.

         (3) Purchaser and Sellers shall use good faith efforts to resolve any dispute involving the determination of the adjustments and prorations. If the parties are unable to resolve the dispute within fifteen days following the delivery of Sellers' statement pursuant to Section 1.04(b)(2), Purchaser and Sellers shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. If the parties are unable to agree on the designation of an independent certified public accountant, the selection of the accountant to resolve the dispute shall be submitted to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant, and, if necessary, for arbitration to pick such accountant, shall be split equally between the parties.

         (4) Amounts payable to the Station from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the period prior to Closing may not be determinable or paid within the period provided in this Section 1.04 for final determination of adjustments. In that event, notwithstanding the provisions of this Section 1.04, Purchaser and Sellers agree to cooperate fully in future copyright filings and to allocate any future copyright proceeds in accordance with Section 1.04 until such time as all such proceeds with respect to the period prior to Closing are paid.

   (c) If required by Section 1.07, the Purchase Price shall be adjusted as provided in Section 1.07.


   1.05 PAYMENT OF PURCHASE PRICE AND PRORATIONS AND ADJUSTMENTS. The Purchase Price shall be paid by Purchaser to Sellers as follows:

   (a) Payment of Estimated Purchase Price At Closing. At Closing, Purchaser shall pay or cause to be paid to Sellers the Purchase Price as adjusted as provided by Section 1.04 by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered to Purchaser by Sellers prior to Closing. Any payment of the Deposit to Sellers as provided by Section 1.06 and any payment of the WEAU Purchase Price provided by Section 1.02(c) shall be credited as a partial payment of the Purchase Price.

   (b)   Payments to Reflect Prorations and Adjustments.

         (1) If the Purchase Price as finally determined pursuant to Section 1.04(b) exceeds the estimated Purchase Price paid at Closing, Purchaser shall pay to Sellers, in immediately available funds within five business days after the date on which the Purchase Price is finally determined pursuant to Section 1.04(b), the difference between the final Purchase Price and the estimated Purchase Price paid at Closing.

         (2) If the Purchase Price as finally determined pursuant to Section 1.04(b) is less than the estimated Purchase Price paid at Closing, Sellers shall pay to Purchaser, in immediately available funds within five business days after the date on which the Purchase Price is finally determined pursuant to Section 1.04(b), the difference between the final Purchase Price and the estimated Purchase Price paid at Closing.

         (3) If any dispute arises over the amount to be refunded or paid, such refund or payment shall nevertheless be made to the extent any amount is not in dispute.

   1.06 DEPOSIT. On the date of this Agreement, Purchaser shall deposit into escrow with NationsBank (the "Escrow Agent") the sum of $3,900,000 pursuant to the Escrow Agreement (the "Escrow Agreement") of even date herewith among Sellers, Purchaser and the Escrow Agent. At Closing, such deposit, as increased or decreased based upon investment as provided in the Escrow Agreement (the "Deposit") shall be paid to (or at the direction of) Sellers as a partial payment of the Purchase Price. If this Agreement is terminated without a Closing, the Deposit shall be disbursed as set forth in Section 9.03. Purchaser and Sellers shall instruct the Escrow Agent to disburse the Deposit to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement.

      1.07 CAPITAL IMPROVEMENTS. Purchaser acknowledges that Sellers are in the process of making certain 1998 capital improvements to the Station's facilities and equipment for a total cost of $930,000, as set forth on Attachment A hereto (the "Capital Fund"). Sellers shall endeavor to complete such capital improvements prior to Closing, to the extent feasible. If the Capital Fund has not been exhausted in accordance with Attachment A prior to Closing, the Purchase Price shall be adjusted in favor of Purchaser in an amount equal to the Capital Fund minus the amount expended by Sellers in accordance with Attachment A, and to the extent of such adjustment Purchaser shall assume Sellers' obligations to complete such capital improvements in accordance with Attachment
A. If Purchaser makes any change to such specifications, Purchaser shall bear any additional costs associated with such change.

                                   ARTICLE II
              ASSUMPTION OF LIABILITIES AND CONTRACTUAL OBLIGATIONS

   2.01 GENERAL.

   (a) Purchaser is not assuming and shall not be liable for or with respect to any Retained Liability.

   (b) Notwithstanding anything in this Agreement to the contrary, in no event shall any Liability due to any Affiliate of the Sellers be assumed by Purchaser.

   (c) Nothing contained in this Section 2.01 or in any instrument of assumption executed by Purchaser at the Closing shall be deemed to release or relieve the Sellers from their respective representations, warranties, covenants and agreements contained in this Agreement or any of the Other Agreements. Further, Sellers shall retain all of the Retained Liabilities and no disclosures made or exceptions noted with respect to the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or any of the Other Agreements shall require Purchaser to assume any of the Retained Liabilities.

   2.02  ASSUMPTION OF THE LIABILITIES OF THE BUSINESS.

   (a) Purchaser shall assume the Assumed Liabilities on the terms provided in subsection 2.02(b).

   (b) Purchaser expressly agrees, effective on the Closing Date, to assume the Assumed Liabilities and thereafter to pay, perform and discharge in full, in accordance with their terms where applicable, the Assumed Liabilities. Nothing contained in this Agreement shall require Purchaser to pay, perform or discharge any of the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto, and the Sellers shall provide reasonable assistance to Purchaser in so contesting and defending such claims.

   2.03 NO INTENTION TO BENEFIT THIRD PARTIES. This Agreement is not intended to, and shall not, benefit any person or entity other than the Sellers and Purchaser or create any Third Party beneficiary right in any person.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES BY THE SELLERS

   Each of the Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

   3.01 CAPACITY AND VALIDITY. Each of the Sellers has the full corporate power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been approved by all necessary action of the Board of Directors and stockholders of the Sellers. This Agreement has been, and the Other Agreements to which each of the Sellers is a party will be when executed and delivered, duly executed and delivered by duly authorized officers of each of the Sellers, and this Agreement and each of the Other Agreements constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or general equitable principles (regardless of whether considered in a proceeding in equity or at law).

   3.02 ORGANIZATION. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its Assets and to carry on its Business as presently conducted.

   3.03 NO CONFLICT. Except as disclosed on Schedule 3.03 and assuming compliance with the Hart-Scott Act and the receipt of all necessary FCC approvals, neither the execution, delivery and performance of this Agreement or the Other Agreements to which it is a party by each of the Sellers nor the consummation by each of the Sellers of the transactions contemplated hereby or thereby (i) conflicts with or results in a violation, contravention or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, as amended, or the By-Laws, as amended, of each of the Sellers, (ii) results in a Default under, or requires the consent or approval of any party to, any Assumed Contract or License of the Sellers or requires the consent of any Third Party or Governmental Authority, (iii) results in the violation of any Law or Order applicable to either of the Sellers, or (iv) results in the creation or imposition of any Lien on the Assets, except in each case (other than clause
(ii)) as would not have a Material Adverse Effect.

 3.04  RESERVED.

   3.05 FINANCIAL STATEMENTS. The Financial Statements, correct and complete copies of which are included in Schedule 3.05, (i) are in accordance with the books and records of the Company, which are correct and complete in all Material respects and which have been maintained in accordance with good business practices; (ii) present fairly in all Material respects the financial position of the Company as of the dates indicated and the results of each of its operations for the periods then ended; and (iii) have been included in the consolidated financial statements of Gray Communications Systems, Inc., which are prepared in accordance with GAAP, as of the dates indicated and for the periods then ended. The Financial Statements contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly in all Material respects the financial condition and the results of operations, and changes in financial position of the Company as of the dates and for the periods indicated.

   3.06  RESERVED.

   3.07 ABSENCE OF CHANGES. Except as disclosed on Schedule 3.07, since the Balance Sheet Date, (i) the Business has been carried on only in the ordinary course consistent with past practice, (ii) there has been no Material Adverse Change, and there has been no event or circumstance that reasonably is anticipated to result in a Material Adverse Change, with respect to the Assets or the Business, (iii) Sellers have not made any material increase in compensation payable or benefits provided to any of Sellers' Station employees other than in the ordinary course of business and not exceeding 5% per year, and
(iv) Sellers have not given any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other person or entity with respect to the Business.

   3.08  TAX MATTERS.  Except as set forth on Schedule 3.08, with respect to the
Business:

   (a) Each of the Sellers has timely filed with the appropriate Governmental Authorities all required Tax Returns in all jurisdictions in which Tax Returns are required to be filed. Neither of the Sellers is presently the beneficiary of any extension of time within which to file any Tax Return. All Taxes (whether or not shown on any Tax Return) for all periods ending on or before the Balance Sheet Date, have been fully paid or appropriate deposits or adequate accruals have been made therefor on the Financial Statements.

   (b) Since the Balance Sheet Date, neither of the Sellers has incurred any Liability for Taxes other than in the ordinary course of business and no such Tax Liability so incurred is Material. Neither of the Sellers is currently delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority for which any Liability is pending or has been assessed, asserted or threatened (in writing, or otherwise to the Knowledge of either of the Sellers) against the Sellers or any of their respective Assets in connection with any Tax and there is no basis for any such Liability. Neither of the Sellers has received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted (in writing, or otherwise to the Knowledge of either of the Sellers) against either of the Sellers or any of their respective

Assets, including without limitation, any claim by any Governmental Authority in any jurisdiction where either of the Sellers did not file Tax Returns that either of the Sellers, are or may be subject to or liable for Taxes imposed by that Governmental Authority or jurisdiction. There are no Liens for any Taxes (other than any Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Sellers' Assets.

   (c) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

   3.09  TITLE TO ASSETS; ENCUMBRANCES; CONDITION.

   (a) Except as set forth on Schedule 3.09, each of the Sellers has good, valid and marketable (and, in the case of the Owned Real Property, insurable) title to all of its respective Assets free and clear of any and all Liens, except Permitted Liens.

   (b) Except as set forth in Schedule 3.09, each of the Material Improvements and each item of Material Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each Material Improvement and each item of Material Personal Property is adequate for its present and intended uses and operation and neither of the Sellers has any intention to use or operate any Material Improvement or any item of Material Personal Property other than as presently used or operated. Each of the Sellers' respective Assets (including the each of the Sellers' respective interest in all leased assets) include all Material Assets required to operate the Business as presently conducted.

   3.10  REAL PROPERTY.

   (a) Schedule 3.10 contains a correct and complete list of all of the Real Property, including, without limitation, a legal description for all of the Owned Real Property. To the Knowledge of either of the Sellers, no facts or circumstances exist which do, or potentially may, adversely affect any of the access to and from the Real Property, from and to the existing public highways and roads, and, to the Knowledge of either of the Sellers, there is no pending or threatened denial, revocation, modification or restriction of such access.

   (b) The Real Property is served by utilities as required for its current operation.

   (c) No zoning or similar land use restrictions are presently in effect or proposed by any Governmental Authority that would impair in any Material respect the operation of the Business as presently conducted by the Sellers or which would prevent the use of any of the Real Property as currently operated. All of the Real Property is in compliance in all Material aspects with all applicable zoning laws and recorded covenants. Neither of the Sellers has received any notice from any Governmental Authority or other Third Party with regard to, and Sellers have no Knowledge of, encroachments on or off the Real Property, violations of building codes, zoning, subdivision or other similar Laws or other material defects in the Improvements or in the good, valid, marketable and insurable title of said Real Property.

   (d) As of the Closing Date, there will be no Persons in possession of the Real Property or any part thereof other than the Sellers or their lessees pursuant to Contracts that are Permitted Liens.

   (e) No condemnation proceedings are pending or to the Knowledge of either of the Sellers, threatened with regard to the Owned Real Property.

   (f) With respect to each parcel of Leased Real Property, (i) the lessor was the owner of the premises leased to the lessee at the time of the execution and delivery of the lease, (ii) the Company or the Subsidiary is the owner and holder of the interest of the lessee in the lease, (iii) all buildings and towers constructed by the lessee of each lease are located within the boundaries of the leased premises, (iv) each lease contains an adequate description of the leased premises, (v) each lease is enforceable by the lessee, (vi) all payments of rent are current under each lease and no default exists under any lease and
(vii) except as set forth on Schedule 3.19, there are no disputes with or adverse claims asserted by any lessor of a lease. Each of the Assumed Contracts relating to such Leased Real Property is fully and accurately identified, and the expiration date and current rent are described, in Schedule 3.10 and each such Assumed Contract is in full force and effect. Except as disclosed on
Schedule 3.09, and except for Permitted Liens, neither the Leased Real Property nor any of the Sellers' right, title or interest therein is affected by any Lien, prior interests or superior interests of any nature whatsoever that will, or could reasonably be expected to, terminate such leasehold or otherwise Materially adversely affect such Leased Real Property or any of the Sellers' right, title and interest therein.

   3.11  PERSONAL PROPERTY.

   (a) Schedule 3.11 contains a correct and complete list of each item of Personal Property, other than Inventory (excluding office furniture, equipment, supplies and miscellaneous items of personal property with an individual fair market value of less than $2,500).

   (b) Schedule 3.11 contains a correct and complete description of all Material Leased Personal Property. Each of the Assumed Contracts relating to such Leased Personal Property is identified on Schedule 3.11 and each such Assumed Contract is in full force and effect.

   3.12  INTELLECTUAL PROPERTY.

   (a) Schedule 3.12 contains a correct and complete list of all of the Sellers' respective Material Intellectual Property, including all Material license agreements relating thereto. Neither of the Sellers (or any goods or services sold by either of them) has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others and none of the Sellers' Intellectual Property or any related rights or any customer lists, supplier lists or mailing lists, as used in the Business or in the other businesses now or heretofore conducted by either of the Sellers, Materially infringes upon or otherwise Materially violates the rights of others, nor has any Person asserted a claim of such infringement or misuse, which infringement or violation is likely to result in a cost to the Sellers in excess of $20,000. Each of the Sellers has taken all reasonable measures to enforce, maintain and protect its interests and, to the extent applicable, the rights of Third Parties, in and to the Sellers' Material Intellectual Property. Each of the Sellers have all right, title and interest in the Intellectual Property identified on Schedule 3.12. The consummation of the transactions contemplated by this Agreement will not alter or impair any Material Intellectual Property rights of either of the Sellers. Except as set forth in Schedule 3.12, neither of the Sellers is obligated nor has either of the Sellers incurred any Liability to make any Material payments for royalties, fees or otherwise to any Person in connection with any of the Sellers' Intellectual Property. All patents, trademarks, trade names, service marks, assumed names, and copyrights and all registrations thereof included in or related to the Sellers' Intellectual Property are valid, subsisting and in full force and effect. Each of the Sellers is unaware of any Material infringement of the Sellers' Material Intellectual Property, and there are no pending infringement actions against another for infringement of the Sellers' Intellectual Property or theft of the Sellers' trade secrets.

   (b) No present or former officer, director, partner or employee of either of the Sellers owns or has any proprietary, financial or other interest, direct or indirect, in any of the Sellers' Material Intellectual Property, except as described on Schedule 3.12. Except as set forth on Schedule 3.12, no officer, director, partner or employee of either of the Sellers has entered into any Contract (i) that requires such officer, director, partner or employee to (A) assign any interest to inventions or other Material Intellectual Property, or
(B) keep confidential any Material trade secrets, proprietary data, customer lists or other business information or (ii) that restricts or prohibits such officer, director, partner or employee from engaging in competitive activities with or soliciting customers to or from any competitor of the Sellers.

   3.13 COMPUTER SOFTWARE AND DATABASES. Schedule 3.13 identifies all Material Computer Software and Databases owned, licensed, leased, internally developed or otherwise used in connection with the Business. Each of the Sellers has use of or the ability to freely acquire, without substantial costs to the Sellers for such acquisition, all Computer Software and Databases that are necessary to conduct the Business as presently conducted by the Sellers and all documentation relating to all such Material Computer Software and Databases. Such Computer Software and Databases perform in all Material respects in accordance with the documentation related thereto or used in connection therewith and are free of Material defects in programming and operation. Each of the Sellers has previously made available to Purchaser complete and accurate copies of all documents relating to the sale, license, lease or other transfer or grant of Material Computer Software and Databases by the Sellers since January 1, 1996.

   3.14  RESERVED.

   3.15 INSURANCE. All of the Assets and the operations of each of the Sellers and the Business of an insurable nature and of a character usually insured by them are insured by the Sellers in such amounts and against such losses, casualties or risks as is (i) consistent with Sellers' past practices, and (ii) required by any Law applicable to the Sellers or the Business. Schedule 3.15 contains a complete and accurate list of all Material insurance policies now in force and held or owned by the Sellers and such Schedule indicates the name of the insurer, the type of policy, the policy number and the amounts of coverage and deductible in each case.

   3.16  RESERVED.

   3.17  COMPLIANCE WITH LAW.

   (a) Each of the Sellers has complied with and is in compliance with all Laws, Licenses and Orders applicable to, required of or binding on the Business, or on the Sellers or their respective Assets with respect to the Business, including without limitation, the FCC Licenses, the Communications Act, and PUC Laws, and neither of the Sellers has Knowledge of any basis for any claim of current or past non-compliance with any such Law, License or Order, in each case where such non-compliance would be Material to the Business or the Assets, taken as a whole, including, without limitation, the value of the Station, taken as a whole. No notices from any Governmental Authority with respect to any failure or alleged failure of either of the Sellers, their respective Assets or the Business to comply with any such Law, License or Order have been received by either of the Sellers, nor, to the Knowledge of either of the Sellers, are any such notices proposed or threatened. Schedule 3.17 contains a complete and correct list of all Material Licenses and Orders applicable to, required of or binding on the Sellers, their respective Assets or the Business, true and complete copies of which (other than the FCC Licenses) previously have been made available to the Purchaser.

   (b) Sellers, respectively, hold the FCC Licenses and all other Material Licenses necessary for or used in the operations of the Business, and the FCC Licenses and all such other Material Licenses are in full force and effect.
Schedule 3.17 contains a true and complete list of the FCC Licenses currently in effect and all such other Material Licenses (showing, in each case, the expiration date). Except as set forth on Schedule 3.17, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses or any of such other Material Licenses, and no application, action or proceeding is pending or, to the either of the Sellers' Knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of the FCC Licenses or any of such other Material Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Business that may Materially and adversely affect the rights of Purchaser or the Sellers under any such FCC Licenses or other Material Licenses. All Material returns, reports and statements required to be filed by the Sellers with the FCC relating to the Business have been filed and complied with and are complete and correct in all Material respects as filed. The FCC Licenses are not subject to any FCC conditions that would limit the full operation of Station as now operated, other than those set forth on the forms evidencing or orders granting the FCC Licenses or any renewal thereof and those set forth in the Communications Act imposed on licensees generally or television broadcasting licenses specifically.

   (c) Except as described in Section 1.07 or in Schedule 3.17, there are no Material capital expenditures that the Sellers anticipate will be required to be made in connection with the Sellers' respective Assets or the Business as now conducted in order to comply with any Law applicable to either of the Sellers, their respective Assets or the Business as now conducted.

   3.18 ENVIRONMENTAL. Except as set forth in Schedule 3.18, with respect to the
Business:

   (a) There is no Environmental Litigation (or any Litigation against any Person whose Liability, or any portion thereof, for Environmental Matters or under any Environmental Laws that either of the Sellers has or, to the Knowledge of either of the Sellers, may have retained or assumed contractually or by operation of Law) pending or, to the Knowledge of either of the Sellers, threatened with respect to (i) the ownership, use, condition or operation of the Business, the Real Property or any other Asset of either of the Sellers or any Asset formerly held for use or sale by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries, or (ii) any violation or alleged violation of or Liability or alleged Liability under any Environmental Law or any Order related to Environmental Matters. To the Knowledge of either of the Sellers, there have not been any, and there are no, existing violations of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the Business, the Real Property or any other Asset of the Sellers or any Asset formerly held for use or sale by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries. To the Knowledge of either of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, that could reasonably be expected to form the basis of (i) any Environmental Litigation against the Sellers, or (ii) any Litigation against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Sellers have or may have retained or assumed contractually or by operation of Law. To the Knowledge of either of the Sellers, neither of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries nor anyone Known to either of the Sellers has used any Assets of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances except in Material compliance with applicable Environmental Laws. The disclosure of facts set forth in

Schedule 3.18 shall not relieve either of the Sellers of any of their respective obligations under this Agreement.

   (b) To the Knowledge of either of the Sellers, no release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any assets owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries or any part thereof while or before such Assets were owned, leased, operated or managed by the Sellers.

   (c) To the Knowledge of either of the Sellers, no soil or water in, under or adjacent to any Assets owned, leased, operated or managed, directly or indirectly, by the Sellers or Assets formerly held for use or sale by the Sellers or, in either case, any of their respective predecessors or any of their respective current or former subsidiaries has been contaminated by any Hazardous Substance while or before such Assets were owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries.

   (d) To the Knowledge of either of the Sellers, all waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws and there is no Environmental Litigation with respect to any such release or disposal.

   (e) To the Knowledge of either of the Sellers, all underground tanks and other underground storage facilities presently or previously located at any Real Property owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries or any such tanks or facilities located at any Real Property while such Real Property was owned, leased, operated, or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries are listed together with the capacity and contents (former and current) of each such tank or facility in Schedule 3.18. To the Knowledge of either of the Sellers, none of such underground tanks or facilities is leaking or has ever leaked, and neither of the Sellers or any of their respective current or former subsidiaries holds any responsibility or Liability for any underground tanks or underground facilities at any other location.

   (f) To the Knowledge of either of the Sellers, all hazardous waste has been removed from all Real Property of the Sellers and each of their respective predecessors and each of their respective current and former subsidiaries in Material compliance with applicable Environmental Laws.

   (g) To the Knowledge of either of the Sellers, the Sellers and each of their respective predecessors or any of their respective current or former subsidiaries have complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and neither of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries has made any such reports concerning any Real Property of the Sellers or concerning the operations or activities of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries.

   (h) To the Knowledge of either of the Sellers, no building or other Improvement or any Real Property owned, leased, operated or managed by the Sellers contains any asbestos-containing materials.

   (i) To the Knowledge of either of the Sellers, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries has disposed or arranged for the disposal of Hazardous Substances are identified in Schedule 3.18, (ii) none of the on-site or off-site locations identified in Schedule 3.18 is listed on any federal, state or local government lists of abandoned disposal sites or sites where Hazardous Substances have or may have occurred, and (iii) no polychlorinated biphenyls ("PCB's") are used or stored on or in any real property owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries, except in Material compliance with applicable Environmental Laws.

   (j) Sellers have made available to Purchaser copies of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Assets that are in Sellers' possession.

   3.19 LITIGATION AND CLAIMS. Except as disclosed on Schedule 3.19, there is no Litigation against Sellers or the Station that prevents Sellers from performing their obligations hereunder or Materially adversely effects the Assets and that is pending or, to the Knowledge of either of the Sellers, threatened, and neither of the Sellers has any Knowledge of any basis for any such Litigation or any facts or the occurrence of any event which might give rise to any Litigation.

   3.20  BENEFIT PLANS.

   (a) Schedule 3.20 lists every Employee Benefit Plan of the Sellers. On or after September 26, 1980, neither of the Sellers or any entity aggregated with the Sellers under Code Section 414 (for purposes of this Section and Article X, an "ERISA Affiliate") has had an "obligation to contribute" (as defined in ERISA
Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and (3)(37)(A)). No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

   (b) The Employee Benefit Plans listed on Schedule 3.20 have been or will be made available to Purchaser for review, including correct and complete copies of: (i) all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Employee

Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

   (c) Except as disclosed in Schedule 3.20, all the Employee Benefit Plans and the related trusts subject to ERISA comply in all Material respects with and have been administered in compliance in all Materials respects with, (i) the applicable provisions of ERISA, (ii) all applicable provisions of the Code relating to qualification and Tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, (iii) all applicable state or federal securities Laws, and (iv) all other applicable Laws and collective bargaining agreements, and neither of the Sellers has received any notice from any Governmental Authority questioning or challenging such compliance. All available determination letters and required registrations under federal and state securities Laws ("Permits") for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and Tax exemption of related trusts, as applicable under the Code, and all such Permits continue in full force and effect. No event has occurred which will or could reasonably be expected to give rise to disqualification of any such plan or loss of intended Tax consequences under the Code or to any Tax under Section 511 of the Code.

   (d) Except as disclosed in Schedule 3.20, no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of the Sellers prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither of the Sellers or any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject the Sellers or Purchaser to any direct or indirect Material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no Litigation has been commenced with respect to any Employee Benefit Plan.

   (e) Except as disclosed in Schedule 3.20, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete in all Material respects, have been timely filed with the IRS and the United States Department of Labor, have been timely distributed to participants in the Employee Benefit Plans, and there have been no changes in the information set forth therein.

   (f) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Code Section 4975) of any Employee Benefit Plan has engaged in any Material nonexempt "prohibited transaction" (described in Code Section 4975 or ERISA Section 406). Except as disclosed in Schedule 3.20, there has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Sections 4041, 4042, 4062 (including ERISA Section 4062(e)), 4064, 4069 or 4063 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Sellers maintain or contribute to or have maintained or contributed to. Except as disclosed in Schedule 3.20, neither of the Sellers has incurred any liability under Title IV of ERISA, including any Liability that could arise under Title IV of ERISA as a result of the Sellers' membership in a "controlled group" as defined in ERISA ss.ss. 4001(a)(14) and 4001(b)(1).

   (g) Except as disclosed in Schedule 3.20, for any ERISA Plan that is an employee pension benefit plan as defined in ERISA ss. 3(2) ("ERISA Pension Plan"), the fair market value of such Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such ERISA Pension Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Code ss. 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all "benefit liabilities" as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of an ERISA Pension Plan, (ii) no change in the actuarial assumptions with respect to any ERISA Pension Plan, and (iii) no increase in benefits under any ERISA Pension Plan as a result of ERISA Pension Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, a Material effect on the funding status of such ERISA Pension Plan. All contributions with respect to an Employee Benefit Plan of the Sellers or of an ERISA Affiliate that is subject to Code Section 412 or ERISA Section 302 have been, or will be, timely made and there is no Lien or expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971. No ERISA Pension Plan of either of the Sellers or of an ERISA Affiliate has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event described in Code Section 401(a)(29) has occurred or can reasonably be expected to occur with respect to either of the Sellers ERISA Affiliates. All premiums required to be paid under ERISA Section 4006 have been paid by the Sellers and by any Person aggregated with the Sellers under ERISA Sections 4001(a)(14) and 4001(b)(1).

   (h) Neither of the Sellers has, or maintains, an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA or Code Section 4980B or their successors. No Material Tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could reasonably be expected to give rise to such Taxes.

      3.21 ASSUMED CONTRACTS. Schedules 3.10 and 3.21 include a complete list as of the date of this Agreement of all Assumed Contracts except (i) contracts with advertisers for production or the sale of advertising time on the Station for cash with a term of not more than ninety days or that may be canceled by Sellers on not more than ninety days' notice, (ii) oral employment contracts terminable at will, (iii) miscellaneous service contracts terminable on not more than thirty (30) days' notice, and (iv) other Contracts entered into in the ordinary course of business, not involving liabilities exceeding $15,000 per Contract per year and $80,000 in the aggregate for all such other Contracts per year and $300,000 in the aggregate for all such other Contracts. Sellers have delivered or made available to Purchaser true and complete copies of all written Assumed Contracts and accurate descriptions of all oral Assumed Contracts listed on Schedules 3.10 and 3.21. Sellers are not in Default under any Assumed Contract in any Material respect and to the Knowledge of Sellers, no other party to any such Assumed Contract is in Default thereunder in any Material respect. To the Knowledge of Sellers, the Assumed Contracts are in full force and effect and are enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally, or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. Subject to obtaining any consents required by the terms of the Assumed Contracts, the continuation, validity and effectiveness of the Assumed Contracts will not be affected in any Material adverse respect by the consummation of the transactions contemplated by this Agreement.

   3.22  RESERVED.

   3.23 LABOR MATTERS. Sellers have delivered to Purchaser a correct and complete list of Sellers' Station employees and position and compensation as of the date of this Agreement. Except for employees under Assumed Contracts and except as disclosed on Schedule 3.23, the employment of all employees of the Sellers is terminable at will by the Sellers, without any penalty or severance obligation incurred by the Sellers. Except as set forth on Schedule 3.23 and other than in the ordinary course of business consistent with past practices, neither of the Sellers will owe any amounts to any of its employees as of the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, vacation pay, sick leave or any severance obligations other than amounts owed with respect to the then current pay period. Except as and to the extent set forth in Schedule 3.23, (i) neither of the Sellers is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of the Sellers and, to the Knowledge of either of the Sellers, no attempt to organize any of the employees of the Business has been made, proposed or threatened in the past three years, (ii) neither of the Sellers is, or within the past three years has been, subject to any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it,
(iii) no Wage and Hour Department investigations have been made in the past 3 years of the Sellers, (iv) no labor strike, dispute, slowdown, stoppage or lockout is pending or, to the Knowledge of either of the Sellers, threatened against or affecting the Sellers, their respective Assets or the Business and during the past five (5) years there has not been any such action, (v) no unfair labor practice charge or complaint against either of the Sellers is pending or, to the Knowledge of either of the Sellers, threatened before the National Labor Relations Board or any similar Governmental Authority, and (vi) neither of the Sellers has received any formal notice (other than as set forth in Schedule 3.23) that any of the employees listed on Schedule 3.23 will terminate or contemplates terminating his or her employment currently or at any time within sixty (60) days after the Closing Date or will otherwise not be available to the Sellers. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither of the Sellers has effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Sellers; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Sellers; nor has either of the Sellers been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 3.23, neither of the Sellers' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date hereof.

   3.24 BROKERS AND FINDERS. Except as set forth on Schedule 3.24, no finder or any agent, broker or other Person acting pursuant to authority of either of the Sellers is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

   3.25 INTERESTED TRANSACTIONS. Except as set forth in Schedule 3.25, neither of the Sellers is a party to any Assumed Contract with any Affiliate of the Sellers, any Related Party of any Affiliate of the Sellers (other than as a stockholder or employee of either of the Sellers), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such Assumed Contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 3.25, none of the Persons described in the first sentence of this Section 3.25 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with either of the Sellers or the Business.

   3.26 STATEMENTS TRUE AND CORRECT. No representation or warranty made by either of the Sellers, nor any statement, certificate or instrument furnished or to be furnished to Purchaser pursuant to this Agreement, the Other Agreements or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains or will contain any untrue statement of Material fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser hereby represents and warrants to the Sellers that:

   4.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to perform its obligations under this Agreement and carry on the Business and to own, lease and operate the Assets.

   4.02 CAPACITY AND VALIDITY. Purchaser has the full corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements will have been approved by all necessary action of the Board of Directors of Purchaser on or before Closing. This Agreement has been, and the Other Agreements will be when executed and delivered, duly executed and delivered by duly authorized officers of Purchaser, and the Agreement and each of the Other Agreements constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or general equitable principles (regardless of whether considered in a proceeding in equity or at law).

   4.03 NO CONFLICT. Assuming compliance with the Hart-Scott Act and receipt of all necessary FCC approvals, neither the execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by Purchaser nor the consummation of the transactions contemplated hereby or thereby (i) conflicts with or results in a violation, contravention or breach of any of the terms, conditions or provisions of the Articles of Incorporation, as amended, or By-laws, as amended, of Purchaser, (ii) results in a Default under, or requires the consent or approval of any party to, and contract or license of Purchaser, or requires the consent of any Third Party or Governmental Authority, (iii) results in the violation of any Law or Order applicable to Purchaser, or (iv) results in the creation or imposition of any Lien, except in each case (other than clause (ii)) as would not have a Material Adverse Effect.

   4.04 BROKERS AND FINDERS. No finder or any agent, broker or other Person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

   4.05 QUALIFICATION OF PURCHASER. Purchaser is fully qualified under the Communications Act to assume control and operation of the Station and, to the best of Purchaser's knowledge and belief, there exists no reason for the FCC to refuse to consent to the assignment of the FCC Licenses to Purchaser.

   4.06 FINANCING. Purchaser has all necessary financial resources or has secured a binding commitment for all financing necessary for Purchaser to consummate the transactions contemplated by this Agreement.

   4.07 STATEMENTS TRUE AND CORRECT. No representation or warranty made by Purchaser, nor any statement, certificate or instrument furnished or to be furnished to the Sellers pursuant to this Agreement, the Other Agreements or any other document, agreement or instrument referred to herein or therein, contains or will contain any untrue statement of Material fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

                                    ARTICLE V
        COVENANTS AND ADDITIONAL AGREEMENTS OF THE SELLERS AND PURCHASER

   5.01 CONDUCT OF BUSINESS. Prior to the Closing Date, except with the prior written consent of Purchaser and except as necessary to effect the transactions contemplated in this Agreement, each of the Sellers shall, with respect to the
Business:

      (a) conduct the Business in substantially the same manner as presently being conducted, except as otherwise contemplated by this Agreement; and, without Purchaser's prior written consent, which shall not be unreasonably withheld, (i) not enter into any transaction with respect to the Station or Contract other than in the ordinary course of business consistent with past practice, and (ii) not enter into any Contracts (other than Contracts designated by Sellers as Retained Assets) involving liabilities exceeding $10,000 per Assumed Contract per year and $50,000 in the aggregate for all such Assumed Contracts per year;

      (b) confer on a regular and frequent basis with Purchaser to report Material operational matters and to report the general status of ongoing operations;

      (c) notify Purchaser of any unexpected emergency or other change in the normal course of the Business or the operation of the Assets, and of any Litigation (or communications indicating that the same may be contemplated), affecting the Business or any Material Assets, and keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith in each case where such emergency, change, Litigation or other event could cause a Material Adverse Effect;

      (d) except as set forth in Section 1.07, and except in the ordinary course of business consistent with past practice, not make any Material capital expenditure;

      (e) not take any action, or omit to take any action, that would cause the representations and warranties contained in Article III hereof to be incorrect or incomplete in any Material respect;

      (f) promptly notify Purchaser in writing of any Material Adverse Change with respect to the Sellers or the Business, or any condition or event which threatens to result in a Material Adverse Change with respect to the Sellers or the Business;

      (g) notwithstanding the dollar amount threshold contained in the definition of Material Adverse Change in Article IX, use all reasonable efforts to promptly remedy any adverse change, condition or event that causes or is reasonably likely to cause the Station to be or go off the air; and

      (h) not make any agreement or commitment which will result in or cause to occur a Default of any of the items contained in paragraphs (a) through (g) above.

Notwithstanding any of the foregoing provisions of this Section 5.01, prior to the Closing, control of the operation of the Station shall remain exclusively with the Sellers.

   5.02 RIGHT OF INSPECTION; ACCESS. In order to allow Purchaser to conduct its due diligence investigation, including, without limitation, environmental due diligence, the Sellers shall give to Purchaser and its designees, during normal working hours, full and free access to all of their respective Assets, Assumed Contracts, reports and other records and shall furnish to Purchaser and its designees all additional financial, legal and other information with respect to the Assets and the Business that Purchaser may reasonably request. Each of the Sellers shall also allow and arrange for Purchaser and its designees free and full access and opportunity, during normal business hours, to consult and meet with the officers, directors, employees, attorneys, accountants and other agents of the Sellers. Each of the Sellers shall instruct such individuals to cooperate fully with Purchaser and its designees. Purchaser and its designees shall have the right to make copies of any of the records referred to above. Purchaser agrees to indemnify against and hold the Sellers harmless from any claim for Liability, damages or injuries arising out of or resulting from the inspection of the Sellers by Purchaser or its agents, including without limitation any costs and expenses (including reasonable attorneys' fees actually incurred) in connection with such Liability, damages or injuries.

   5.03 OTHER OFFERS AND EXCLUSIVE DEALING. Unless and until this Agreement is terminated prior to Closing pursuant to Section 9.01, the Sellers shall deal exclusively with Purchaser with respect to the sale of the Assets or properties of the Sellers relating to the Station. In addition, unless and until this Agreement is terminated prior to Closing pursuant to Section 9.01, neither of the Sellers, acting in any capacity, shall, and the Sellers shall direct their officers, directors, limited partners, general partners (as applicable), financial advisors, accountants and counsel not to, either directly or indirectly, through the Sellers, any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of the Assets, or (b) approve or undertake any such transaction. If, notwithstanding the foregoing, the Sellers or any of their respective shareholders, directors, partners, officers, employees or agents shall receive any written proposal or inquiry regarding any such transaction, the Sellers shall promptly communicate to Purchaser the terms of any such proposal or offer upon Knowledge or receipt of such written proposal or offer.

   5.04 CONFIDENTIALITY. For a period of one (1) year from and after the date hereof, each of Purchaser and Sellers agree that it will not, and will use reasonable efforts to ensure that none of its representatives or Affiliates will, use in the conduct of its business (except as contemplated by this Agreement), or disclose to or file with any other Person (other than financing sources, financial advisors, accountants and attorneys for the foregoing who will be informed of the confidential nature of such information and who have a need to know such information), (a) any confidential or non-public information relating to the other parties to this Agreement or (b) the existence of this Agreement or the fact of the transactions contemplated hereby, except (i) for a disclosure that is required by Law or by a Governmental Authority or is reasonably believed to be so required, including, without limitation, disclosures to the FCC and the Department of Justice for purposes of obtaining consents to the transactions contemplated hereby and disclosures to the Securities and Exchange Commission and related public disclosures (in connection with public offerings or otherwise); (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the disclosing party; or (v) information disclosed to or filed with any Persons necessary to obtaining the consents or the equity and debt financing relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing,
(i) neither Purchaser nor its assignees, in the course of any investigation it shall deem necessary and desirable in connection with the transactions contemplated by this Agreement, shall be prohibited from discussing the Sellers, their respective Assets and the Business with others having business dealings with the Sellers, and (ii) the foregoing provisions of this Section 5.04 shall not apply to Purchaser or any of its representatives or Affiliates after consummation of the transactions contemplated hereby at the Closing with respect to information relating to the Sellers. If the transaction contemplated by this Agreement is not consummated, each party will return or destroy as much of such written information as the party furnishing such information may reasonably request.

   5.05 CONSENTS AND APPROVALS. Each of the Sellers and Purchaser shall use commercially reasonable efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement under any Material Assumed Contract and the parties shall cooperate in connection therewith. All written waivers, consents and approvals obtained by any party shall be produced at Closing in customary form and content.

   5.06 SUPPLYING OF FINANCIAL STATEMENTS. The Sellers shall make available to Purchaser within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of each of the Sellers for each calendar month ending subsequent to the date hereof and prior to the Closing Date in the format historically utilized internally by the Sellers.

   5.07 QUALIFICATION AND CORPORATE EXISTENCE. Each of the Sellers shall deliver to Purchaser certificates of the Secretary of State of the jurisdiction of its organization, dated within ten (10) days prior to the Closing Date, stating that each of the Sellers is a corporation in good standing.

   5.08  EMPLOYEE MATTERS.

   (a) On the Closing Date, Sellers shall terminate the employment of each of their Station employees, other than Station employees covered by a Contract (as disclosed in the Schedules to this Agreement).

   (b) Sellers' maintain a "defined contribution plan" (as defined in Code
Section 414(i)) that is intended to satisfy the requirements of Code Section 401(k) ("Sellers' 401(k) Plan") and a "defined benefit plan" (as defined in Code
Section 414(j)) that is intended to satisfy the requirements of Code Section 401(a) ("Sellers' Defined Benefit Plan"). For purposes of this Section 5.08, the term "Hired Employee" means any employee who is employed by either of the Sellers on the Closing Date and is hired by Purchaser immediately following the Closing Date.

   (c) Hired Employees who are participants in Sellers' 401(k) Plan will be able to make their normal salary deferral contributions pursuant to the terms of the 401(k) Plan and applicable salary reduction agreements out of compensation paid to the Hired Employee prior to the Closing Date. Sellers shall contribute the normal matching contribution (based on the terms of the 401(k) Plan) applicable to these salary reduction contributions. Sellers agree to fully vest each Hired Employee who is a participant in Sellers' 401(k) Plan and Sellers' Defined Benefit Plan in their accrued benefit under such plans.

   (d) Certain Hired Employees will have account balances in the Sellers' 401(k) Plan. At the time of the 401(k) asset transfer contemplated herein, Sellers will provide Purchaser with a current favorable determination letter from the Internal Revenue Service issued with respect to Sellers' 401(k) Plan. Sellers will enclose with the IRS determination letter a written acknowledgment stating that no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination letter. The vested account balances under Sellers' 401(k) Plan for the Hired Employees will be transferred to a "defined contribution plan" sponsored by Purchaser that is intended to satisfy the requirements of Code Section 401(k) ("Purchaser's 401(k) Plan") as soon as administratively practicable based on normal administrative practices after the Closing Date. The amount transferred will be in cash, participant loans, or other assets acceptable to Sellers and Purchaser equal to the aggregate account balances of the Hired Employees determined as of the valuation date preceding the actual transfer. At the time of the 401(k) asset transfer contemplated herein, Purchaser will provide Sellers with a current favorable determination letter from the Internal Revenue Service issued with respect to Purchaser's 401(k) Plan. Purchaser will enclose with the IRS determination letter a written acknowledgment stating that no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination letter. Purchaser represents Purchaser's 401(k) Plan will be amended to address the transfer of accounts from the Sellers' 401(k) Plan including the preservation of all Section 411(d)(6) optional forms of benefits available to the Hired Employees under Sellers' 401(k) Plan, distribution rules under Code Section 401(k), and past service credit and participation in Sellers' 401(k) Plan required by Code Section 414(a). Following the transfer, Purchaser shall assume all liabilities for the payment of account balances that are transferred to Purchaser's 401(k) Plan.

   (e) Purchaser shall employ the Hired Employees at their current location with base remuneration not less than current levels (subject to normal salary increases). Except as provided in the following sentence, as of the Closing Date, the Hired Employees and their dependents, if any, previously covered under Sellers' health and dental insurance plan shall be offered coverage under Purchaser's group health and dental insurance plan without being subject to any pre-existing condition limitations or exclusions and without any waiting period. However the preceding sentence shall not apply to any pre-existing condition limitation, exclusion or waiting period applicable to a Hired Employee or his or her dependent at the Closing Date under Sellers' group health and dental insurance plan (i) to the extent such pre-existing condition limitation, exclusion or waiting period also applies under Purchaser's group health and dental insurance plan and (ii) only until the earlier of the date such pre-existing limitation, exclusion or waiting period would otherwise have expired under Sellers' group health and dental insurance plan or under Purchaser's group health and dental insurance plan or under applicable law. Hired Employees shall receive full credit for their prior service with Sellers for purposes of determining their eligibility and vesting rights under, Purchaser's tax qualified "pension plans" (as defined in ERISA Section 3(2)) and for the accrual of vacation benefits beginning on January 1, 1999. Benefit accrual under Purchaser's tax qualified pension plans shall accrue from the Employees' first day of service with Purchaser and shall be based solely on service with Purchaser.

   (f) Sellers make no representations or warranties about whether any of the Hired Employees will remain employed at their current location after the Closing Date.

   5.09 CLOSING CONDITIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all commercially reasonable actions to consummate the transactions contemplated by this Agreement and to satisfy those conditions precedent to Closing set forth in
Article VII and Article VIII of this Agreement that are to be satisfied by it.

      5.10  WALB TOWER.

   (a) Sellers', at their expense and at Purchaser's behest, have engaged Anderson-Foreman Engineers, Inc. ("Anderson-Foreman") to perform an analysis of the structure and electric circuitry of the Station's broadcast tower. Sellers will provide Purchaser with a copy of the results of such analysis upon receipt. Upon such receipt, Sellers, at their option and expense, may engage their engineering consultant ("Sellers' Engineer") to perform an analysis of the structure and electric circuitry of the Station's tower. If Sellers elect to request such an analysis, Sellers will provide Purchaser with a copy of the results thereof upon receipt. If the reports of Anderson-Foreman and Sellers' Engineer disagree, then the matter shall be resolved by an independent, qualified engineering consultant (the "Independent Engineer") selected jointly by Sellers and Purchaser. The analysis of the structure and electric circuitry of the Station's tower as established pursuant to this Section 5.10(a), is referred to herein as the "Tower Report."

   (b) If the Tower Report concludes that the tower is not in compliance in any material respect with applicable law or engineering standards customary for the television industry, Sellers will cause to be made any repairs necessary to achieve such compliance. Receipt of the Tower Report and completion of any such necessary repairs are not conditions to Closing. If any such necessary repairs are not completed prior to Closing, then after Closing Sellers shall have no further obligation to make any such repairs, but Sellers shall reimburse Purchaser for the reasonable cost of completing such repairs, which cost shall be determined in advance either by mutual agreement of Sellers and Purchaser or, if they are unable to agree, by the Independent Engineer (who shall not be eligible to perform any such repair work).

   (c) Sellers shall use commercially reasonable efforts to assign to Purchaser at Closing any manufacturer's warranty or agreements governing the manufacturer's duties to repair and improve the Station's broadcast tower.

   5.11  CERTAIN TAX MATTERS.

   (a) Purchaser, on the one hand, and the Sellers, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to any Liability for Taxes, and for a period of five years after Closing each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

   (b) The Sellers shall prepare and file on or before the due date therefor (including any extensions thereof) all Tax Returns and amendments thereto required to be filed by the Sellers on or before the Closing Date, and each of the Sellers shall pay, or cause to be paid, all Taxes (including estimated taxes) due on such Tax Return or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting method.

   5.12  EXPENSES.

   (a) Except as provided below, regardless of whether the transactions contemplated by this Agreement are consummated, the Sellers shall be responsible for all expenses and fees incurred by them in connection with the transactions contemplated hereby and Purchaser shall be responsible for all expenses and costs incurred by it in connection with the transactions contemplated hereby. In no event shall any of the Assets be utilized for or reduced by the payment of any such fees or expenses.

   (b) At the Closing Purchaser and Sellers shall each pay one-half of all Taxes, if any, relating to the transfer of the Assets to Purchaser. Purchaser and Sellers shall file all necessary documentation and Tax Returns required to be filed by them with respect to such Taxes.

   (c) Purchaser and Sellers shall each pay one-half of the initial $45,000 filing fee associated with the pre-merger notifications and reports required by the Hart-Scott Act in connection with Purchaser's acquisition of the Assets hereunder.

   (d) Purchaser shall bear the costs and expenses associated with delivery of the title documents described in Section 7.11.

   (e) The Sellers and Purchaser shall each pay one-half of the processing fees incident to the filing of the assignment application with the FCC.

   5.13 FURTHER ASSURANCES. At any time and from time to time after the Closing, the Sellers shall, at the request of Purchaser, take any and all actions necessary to fulfill their respective obligations hereunder, to put Purchaser in actual possession and control of the Assets and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions necessary or desirable to effectuate, record or perfect the transfer of the Assets to Purchaser free and clear of all Liens, to confirm the title of the Assets to Purchaser, to assist Purchaser in exercising rights relating thereto, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

   5.14 DELIVERY OF BOOKS AND RECORDS. At Closing, Sellers shall deliver to Purchaser at the Closing all original documents, books and records pertaining to the Assets. The Sellers may retain copies of any of the foregoing for their own use. Without limiting the generality of the foregoing, the Sellers shall deliver to Purchaser at the Closing all documents and records relating to the Intellectual Property, including without limitation, Certificates of Registration for all letters patent, trademarks and service marks listed on
Schedule 3.12 and all such documents relating thereto.

   5.15  FCC MATTERS.

      (a) The Sellers and Purchaser have filed with the FCC all necessary applications for assignment of the FCC Licenses to Purchaser. In connection therewith, each party shall provide the information requested by the FCC, take actions reasonably necessary to enable the FCC to grant the applications, and oppose requests for reconsideration or judicial review of the FCC's consent to assignment of the FCC Licenses to Purchaser.

      (b) The Sellers and Purchaser further covenant that from the date hereof until the Closing Date, without the prior written consent of the Sellers or Purchaser, as the case may be, neither the Sellers nor Purchaser shall take any action that is reasonably likely to adversely affect, or delay or interfere with, obtaining the FCC's consent to assignment of the FCC Licenses to Purchaser, or complying with or satisfying the terms thereof, including without limitation, acquiring any new or increased attributable interest, as defined in the FCC rules, in any media property, which property could not be held (without the need for a waiver) in common control by Purchaser following the Closing Date.

   5.16 COOPERATION TO EFFECT STATION EXCHANGE. Sellers intend that their sale of the Station qualify as a like-kind exchange under Section 1031 of the Code. In connection therewith, Sellers and Purchaser are concurrently entering into the Exchange Agreement. Sellers and Purchaser shall comply with the terms of the Exchange Agreement. If either the Exchange Agreement or the purchase agreement for the replacement property described therein terminates, or if the transactions contemplated by the Exchange Agreement or such other purchase agreement are not consummated simultaneously with Closing, then notwithstanding anything herein to the contrary, Sellers may transfer the Assets and assign this Agreement to a third party qualified intermediary and cause title to the Assets to be transferred by such third party to Purchaser, and Purchaser shall cooperate with such transfer and assignment. Alternatively, in such event, at Sellers election, Purchaser will enter into an exchange agreement substantially the same as the Exchange Agreement with respect to other replacement property identified by Sellers. The Closing Date may not be extended beyond the time provided by the definition thereof to effectuate the exchange described in this Section.

      5.17 WFXL TOWER. Sellers, at their expense and at Purchaser's behest, have engaged Anderson-Foreman to perform a structural analysis of the antenna tower (the "WFXL Tower") used by television station WFXL-TV. Sellers will provide Purchaser with a copy of the results of such analysis upon receipt. Sellers make no representation, warranty or covenant regarding the WFXL Tower, and Purchaser shall not be entitled to terminate this Agreement based upon the WFXL Tower or such report.

   5.18 HSR FILINGS. Purchaser and Sellers shall, as promptly as practicable following the execution of this Agreement, and in cooperation with each other, file with the Department of Justice and the Federal Trade Commission the premerger notification forms and any other documents required under the HSR Act, and each shall use its best efforts to obtain earliest termination of all waiting periods under the HSR Act.

   5.19 FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, the Sellers and Purchaser each agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement and to satisfy the conditions hereto, in each case in as prompt a manner as is reasonably possible.

      5.20  ACCOUNTS RECEIVABLE.

   (a) Upon Closing, Purchaser shall collect the Accounts Receivable on behalf of the Sellers for a period of 120 days following the Closing Date (the "Collection Period"). Purchaser shall collect the Accounts Receivable with the same care and diligence as Purchaser uses with respect to its own accounts receivable, except that Purchaser shall not be obligated to use any extraordinary efforts for collection, including without limitation, institution of litigation and shall not refer any of the Accounts Receivable to a collection agency or to an attorney for collection, or compromise, settle or adjust the amount of any Account Receivable, except with the prior written approval of Sellers. Any payment received by Purchaser from any account debtor of Purchaser that is also an account debtor of Sellers shall be applied to the oldest account due from such account debtor, unless there is a good faith dispute with respect to either account and the account debtor specifically identifies the invoice being paid, in which case any payment by such account debtor shall be applied first in accordance with the remittance advice or instructions from the account debtor, with any excess payment applied to the oldest account due. Purchaser shall have no right to offset any amounts collected in respect of the Accounts Receivable against any amounts owed by Sellers to Purchaser. Any Accounts Receivable remaining uncollected at the end of the Collection Period shall be transferred to Sellers, a list thereof and all files concerning the collection or attempt to collect such Accounts Receivable hereunder, and Purchaser shall thereafter have no further responsibility with respect thereto except to remit to Sellers any payments in respect of the Accounts Receivable that Purchaser receives.

   (b) Certain capitalized terms used in this Section are defined below. Purchaser shall pay the A/R Commissions out of the A/R Proceeds when due on behalf of Sellers. On the first and fifteenth day of each month, Purchaser shall remit to Sellers all A/R Proceeds not previously remitted to Sellers less all A/R Commissions paid by Purchaser. On the fifteenth day of each month, Purchaser shall deliver to Sellers a list of all A/R Proceeds received by Purchaser and all A/R Commissions paid by Purchaser (and, upon Sellers' request, evidence of such payments) during the prior month.

   (c) For purposes of this Section, (i) the proceeds of collection of the Accounts Receivable are referred to as the "A/R Proceeds," (ii) those sales employees of Sellers with respect the Station who are employed by Purchaser during the Collection Period are referred to as "Transferred Sales Employees," and (iii) those commissions, if any, that are payable by Sellers to Transferred Sales Employees as a result of receipt of the A/R Proceeds, pursuant to Sellers' sales commission policy in effect at Closing (which Sellers will deliver to Purchaser at Closing), and that have not been paid by Sellers, are referred to as the "A/R Commissions."

      5.21 SATELLITE TRUCK. Notwithstanding anything in this Agreement to the contrary, the Company's existing satellite truck (the "Existing Truck") and the related FCC authorization described below are Retained Assets and the Frontline DSNG satellite truck (the "New Truck") ordered by the Company (at the Company's expense) is included in the Assets, and if the New Truck is not delivered to the Company prior to Closing then:

   (a) the New Truck will not be conveyed to Purchaser at Closing, and Sellers and Purchaser shall use commercially reasonable efforts to arrange for Purchaser to acquire the New Truck directly from the manufacturer and pay when due the balance of the purchase price for the New Truck (being $150,000) and any unpaid sales taxes applicable thereto, which payments shall be reimbursed by Sellers immediately; and, if such arrangements cannot be made despite such efforts, then the New Truck will be conveyed to Purchaser upon receipt by the Company (and any applicable transfer taxes will be paid as set forth in Section 5.12); and,

   (b) during the period after Closing and until delivery of the New Truck, the Company will lease to Purchaser the Existing Truck pursuant to a customary net lease agreement to be entered into by the Company and Purchaser at Closing providing among other things that Purchaser will:

      (i) pay all costs and expenses of operating and maintaining the Existing Truck during the lease term, including without limitation the cost of insurance (which Purchaser will maintain in effect during the lease term with the Company included as an additional insured) and any applicable property and other taxes, but Purchaser will not be obligated to pay rent to the Company for the use of the Existing Truck;

      (ii) use the Existing Truck only to operate the Station and only in compliance with all applicable laws and the terms of the FCC authorization to operate the temporary fixed satellite transmit earth station included in the Existing Truck, it being understood such FCC authorization will not be assigned to Purchaser and that the holder of such FCC authorization shall have ultimate control over the operation of such earth station in accordance with FCC rules and policies;

      (iii) indemnify the Company against any and all loss, liability, cost and expense arising from use of the Existing Truck during the lease term; and

      (iv) return the Existing Truck to the Company at the end of the lease term in the same condition as it existed at the beginning of such term, ordinary wear and tear from reasonable use excepted.

                                   ARTICLE VI

                       SURVIVAL; INDEMNIFICATION; REMEDIES

   6.01 SURVIVAL. The representations and warranties of Purchaser and Sellers contained herein shall survive the Closing for a period of twelve months after the Closing Date and shall terminate on such date, except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty (but not any others) shall survive until the resolution of such claim. Purchaser's obligation to pay, perform or discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed or discharged in full. Any claim for indemnification in respect of a covenant or agreement of Purchaser or Sellers hereunder to be performed before the Closing shall be made before the expiration of the twelve month anniversary of the Closing Date. The covenants and agreements of Sellers contained herein and to be performed to any extent after the Closing Date shall survive the Closing for a period of twelve months after the Closing Date (except for those set forth in Section 5.11 (Certain Tax Matters), which shall survive for five years, and those set forth in Sections 5.10 (WALB Tower) and 5.21 (Satellite Truck), which shall survive until fully performed) and shall terminate on such date and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date must be made on or before such date. The covenants and agreements of Purchaser contained herein to be performed in any respect after the Closing Date shall survive the Closing Date until fully discharged and performed.

   6.02  INDEMNIFICATION BY SELLERS.

   (a) After the Closing, Sellers hereby agree to indemnify, defend and hold Purchaser harmless against and with respect to, and shall reimburse Purchaser for:

      (1) any and all losses, liabilities or damages (whether such claim arises from a third party action or is made by Purchaser against Sellers) resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by Sellers to perform any covenant of Sellers set forth herein or in any certificate, document or instrument prepared by Sellers and delivered to Purchaser hereunder;

      (2) any failure by Sellers to pay, perform or discharge any and all liabilities of Sellers not assumed by Purchaser pursuant to the terms hereof;

      (3) any litigation, proceeding or claim by any third party arising from the business or operations of the Assets by Sellers prior to the Closing Date; and

      (4) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

   Subject to the limitations set forth herein, such indemnity shall apply after Closing regardless of whether Purchaser has knowledge of any breach or default of Sellers under this Agreement at Closing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event of a failure of the condition set forth in Section 7.05 (Material Adverse Change) to be satisfied or a failure of the representation set forth in clause (ii) of Section
3.07 (Material Adverse Change) to be true at Closing for any reason other than a failure by Sellers to comply with terms of this Agreement, Purchaser's sole remedy shall be the right to terminate this Agreement prior to Closing pursuant to Section 9.01 and obtain the Deposit pursuant to Section 9.03(b).

   (b) Sellers' obligation to indemnify Purchaser pursuant to Section 6.02 shall be subject to all of the following limitations:

      (1) No indemnification shall be required to be made by Sellers as the Indemnifying Party under Section 6.02 until the aggregate amount of damages of Purchaser as Claimant exceeds Three Hundred Thousand Dollars ($300,000) and then only with respect to the amount of such damages in excess of such amount; provided, however, that such limitation shall not apply to claims made by Purchaser with respect to adjustments to the Purchase Price under Section 1.04 or expenses to be paid by Sellers under Section 5.12.

      (2) Purchaser shall be entitled to indemnification only for those damages arising with respect to any claim as to which Purchaser has given the Sellers written notice within the appropriate time period set forth in Section 6.01 hereof for such claim.

      (3) Notwithstanding anything contained in this Agreement or applicable law to the contrary, except as set forth in this Section 6.02(b) in no event shall Sellers' obligation for indemnification under this Agreement and the Other Agreements in the aggregate exceed Two Million Dollars ($2,000,000) and Purchaser waives and releases, and shall have no recourse against, Sellers as a result of the breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated hereby or the operation of the Station.

      (4) Following the Closing, the sole and exclusive remedy for Purchaser for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operation of the Station shall be a claim for indemnification pursuant to this Section 6.02.

      (5) Anything in this Agreement or any applicable law to the contrary notwithstanding, it is understood and agreed by Purchaser that no director, officer, employee, agent or Affiliate of Sellers shall have (i) any personal liability to Purchaser as a result of the breach of any representation, warranty, covenant or agreement of Sellers contained in this

Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated hereby or the operation of the Station or
(ii) any personal obligation to indemnify Purchaser for any of Purchaser's claims pursuant to Section 6.02(a), and Purchaser waives and releases and shall have no recourse against any of such parties as a result of the breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or the Other Agreement or otherwise arising out of or in connection with the transactions contemplated hereby or the operation of the Station.

   The limitations set forth in Section 6.02(b)(1), (2), (3) and (4) shall not apply to any Third Party claims for Retained Liabilities or Sellers' obligations under Sections 5.10 and 5.21 or any indemnification obligations of Sellers with respect to the foregoing, or to claims, if any, under the Exchange Agreement, and no such claims shall be taken into account for purposes of the dollar amount thresholds set forth in such Sections.

   6.03  INDEMNIFICATION BY PURCHASER.

   (a) After the Closing, Purchaser hereby agrees to indemnify, defend and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

      (1) any and all losses, liabilities or damages (whether such claim arises from a third party action or is made by Sellers against Purchaser) resulting from any breach of any representation or warranty made pursuant to this Agreement, or any failure by Purchaser to perform any covenant of Purchaser set forth herein or in any certificate, document or instrument delivered to Sellers under this Agreement;

      (2) any failure by Purchaser to pay, perform or discharge any and all Assumed Liabilities or any other liabilities of, or assumed by, Purchaser pursuant to this Agreement;

      (3) any litigation, proceeding or claim arising from the business or operations of the Assets on or after the Closing Date; and

      (4) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

   Subject to the limitations set forth herein, such indemnity shall apply after Closing regardless of whether Sellers have knowledge of any breach or default of Purchaser under this Agreement at Closing.

   (b) Purchaser's obligation to indemnify Sellers pursuant to Section 6.03 shall be subject to all of the following limitations:

   (1) No indemnification shall be required to be made by Purchaser as the Indemnifying Party under Section 6.03 until the aggregate amount of damages of Sellers as Claimant exceeds Three Hundred Thousand Dollars ($300,000) and then only with respect to the amount of such damages in excess of such amount; provided, however, that such limitation shall not apply to claims made by Sellers with respect to adjustments to the Purchase Price under Section 1.04 or expenses to be paid by Purchaser under Section 5.12.

      (2) Sellers shall be entitled to indemnification only for those damages arising with respect to any claim as to which Sellers have given Purchaser written notice within the appropriate time period set forth in Section 6.01 hereof for such claim.

   (3) Notwithstanding anything contained in this Agreement or applicable law to the contrary, except as set forth in this Section 6.03(b), in no event shall Purchaser's obligation for indemnification under this Agreement and the Other Agreements in the aggregate exceed Two Million Dollars ($2,000,000), and Sellers waive and release, and shall have no recourse against, Purchaser as a result of the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated hereby or the operation of the Station.

   (4) Following the Closing, the sole and exclusive remedy for Sellers for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operation of the Station shall be a claim for indemnification pursuant to this Section 6.03.

      (5) Anything in this Agreement or any applicable law to the contrary notwithstanding, it is understood and agreed by Sellers that no director, officer, employee, agent or Affiliate of Purchaser shall have (i) any personal liability to Sellers as a result of the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated hereby or the operation of the Station or (ii) personal obligation to indemnify Sellers for any of Sellers' claims pursuant to Section 6.03(a), and Sellers waives and releases and shall have no recourse against any of such parties as the result of the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or the Other Agreements or otherwise arising out of or in connection with the transactions contemplated hereby or the operation of the Station.

    The limitations set forth in Section 6.03(b)(1), (2), (3) and (4) shall not apply to Purchaser's obligations under Sections 5.08, 5.10, 5.20 and 5.21, Purchaser's obligation to pay, perform or discharge the Assumed Liabilities, or any indemnification obligations of Purchaser with respect to the foregoing.

   6.04 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

   (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit, or proceeding was given to Claimant.

   (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof (including Sections 6.02(b) and 6.03(b)). If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity, as applicable, subject to the limitations of Sections 6.02(b) and 6.03b).

   (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any third party claim, action or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

   (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

   (e) Subject to the limitations set forth herein and without expanding the total liability of Purchaser or Sellers hereunder, the indemnification rights provided in Section 6.02 and Section 6.03 shall extend to the officers, directors, employees, agents and Affiliates of any Claimant although for the purpose of the procedures set forth in this Section 6.04, any indemnification claims by such parties shall be made by and through the Claimant.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

   The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of the Sellers contained in this Agreement or any Other Agreement:

   7.01 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Sellers shall be correct and complete in all Material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Sellers shall have each duly performed and complied in all Material respects with all of the agreements, covenants, acts and undertakings to be performed or complied with by it in all Material respects on or prior to the Closing Date. Sellers shall have delivered to Purchaser a certificate signed by Sellers dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 7.01. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Section 7.01, all Materiality qualifications contained in the representations and warranties made by the Sellers shall be disregarded and given no effect.

   7.02 INCUMBENCY CERTIFICATE. Purchaser shall have received an appropriate incumbency certificate or certificates, dated the Closing Date, certifying the incumbency of all officers of the Sellers. The certificate or certificates shall contain specimens of the signatures of the officers, whose incumbency is certified and shall be executed by officers of the Sellers other than officers whose incumbency is certified.

   7.03 CERTIFIED COPIES. Purchaser shall have received copies, certified by the duly qualified and acting Secretary or Assistant Secretary of the Sellers, of Sellers' articles and bylaws and resolutions adopted by the Board of Directors of the Sellers approving this Agreement and the consummation of the transactions contemplated hereby.

   7.04 REQUIRED CONSENTS. The Required Consents shall have been obtained.

   7.05 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change, or any condition or event that is reasonably likely to cause a Material Adverse Change, with respect to the Assets or the Business, or either of Sellers with respect to the Business, taken as a whole, from the Balance Sheet Date. Each of the Sellers shall have delivered to Purchaser a certificate or certificates dated as of the Closing Date executed by the Sellers certifying the foregoing statement.

   7.06 NO INJUNCTION, ETC. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

   7.07 CONVEYANCING DOCUMENTS. Purchaser shall have received from Sellers duly executed documents conveying the Assets to Purchaser free and clear of Liens other than Permitted Liens and otherwise subject to the terms of this Agreement, including an assignment of the FCC Licenses duly executed by the Sellers, respectively, and a bill of sale, deeds in recordable form, and an assignment and assumption agreement duly executed by the Company, all subject to the terms of this Agreement.

   7.08 FCC APPROVALS. The FCC shall have given all requisite approvals and consents, without any condition or qualification Materially adverse to Purchaser (whether or not any appeal or request for reconsideration or review is pending or the time for filing any appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect has expired).

   7.09 HART-SCOTT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

   7.10  RESERVED.

   7.11 TITLE DOCUMENTS. Purchaser shall have received an owner's title insurance policy (or an endorsement to an existing owner's title insurance policy) for each parcel of the Owned Real Property subject to no Liens other than Permitted Liens. Purchaser confirms that it has ordered such policy.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

   The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Sellers for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Sellers may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of Purchaser contained in this Agreement or any Other Agreement:

   8.01 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser shall be correct and complete in all Material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Purchaser shall have duly performed and complied with all of the agreements, covenants, acts and undertakings to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to the Sellers a certificate signed by Purchaser dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 8.01. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Section 8.01, all Materiality qualifications contained in the representations and warranties made by Purchaser shall be disregarded and given no effect.

   8.02 INCUMBENCY CERTIFICATE. The Sellers shall have received an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers of Purchaser who have executed this Agreement or documents in connection with this Agreement. The certificate or certificates shall contain specimens of the signatures of each of the officers whose incumbency is certified and shall be executed by an officer of Purchaser other than an officer whose incumbency is certified.

   8.03 CERTIFIED COPIES. The Sellers shall have received copies, duly certified by the duly qualified and acting Secretary or Assistant Secretary of Purchaser, of Purchaser's articles and bylaws and resolutions adopted by the Board of Directors of Purchaser approving this Agreement and the consummation of the transactions contemplated herein.

   8.04 NO INJUNCTION, ETC. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

   8.05 HART-SCOTT ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

   8.06 ASSUMPTION AGREEMENT. Sellers shall have received from Purchaser a duly executed assignment and assumption agreement pursuant to which Purchaser assumes the Assumed Liabilities.

      8.07 FCC APPROVALS. The FCC shall have given all requisite approvals and consents, without any condition or qualification Materially adverse to the Sellers (whether or not any appeal or request for reconsideration or review is pending or the time for filing any appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect has expired).

      8.08  REQUIRED CONSENTS.  The Required Consents shall have been obtained.

                                   ARTICLE IX
                                   TERMINATION

   9.01 CAUSES FOR TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Sellers and Purchaser; (ii) by Purchaser in the event the conditions set forth in Article VII of this Agreement shall not have been satisfied or waived by the date nine months after the date of this Agreement for any reason other than Purchaser's breach or default hereunder or failure to act in good faith; (iii) by the Sellers in the event that the conditions set forth in Article VIII of this Agreement shall not have been satisfied or waived by the date nine months after the date of this Agreement for any reason other than Sellers' breach or default hereunder or failure to act in good faith; or (iv) by Purchaser or the Sellers at any time if Purchaser determines in good faith that any Material Adverse Change, or any condition or event that is reasonably likely to cause a Material Adverse Change, with respect to Business or the Assets, or the Sellers with respect to the Business shall have occurred or been discovered since the Balance Sheet Date.

   9.02 NOTICE OF TERMINATION. Notice of termination of this Agreement as provided for in this Article IX shall be given by the party so terminating to the other parties hereto in accordance with the provisions of Section 11.01.

   9.03  EFFECT OF TERMINATION.

   (a) In the event of a termination of this Agreement pursuant to Section 9.01 hereof, except for Sections 3.24, 404, 5.04, 5.12 and 9.03, which shall remain in full force and effect, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder. Notwithstanding the foregoing sentence, if the non-occurrence of Closing is the direct or indirect result of the Material breach or default by the Sellers of any of their respective obligations hereunder, including without limitation, any Material inaccuracy in any representation or warranty made by such party, and Purchaser has not Materially breached or defaulted on any of its obligations hereunder, Sellers shall be liable to Purchaser for any such breach or default; and if the non-occurrence of Closing is the direct or indirect result of the Material breach or default by Purchaser of any of its obligations hereunder, and neither of the Sellers has Materially breached or defaulted on any of its respective obligations hereunder, the Deposit shall be paid to the Sellers as liquidated damages to compensate the Sellers for the damages resulting to such parties from such breach or default. The parties agree that actual damages pursuant to a breach of this Agreement prior to the Closing would be impossible to measure. Receipt of the Deposit shall be the sole and exclusive remedy that the

Sellers shall have in the event of such breach or default and shall constitute a waiver of any and all other legal or equitable rights or remedies that any of the Sellers may otherwise have as a result of Purchaser's breach or default, and that in consideration for the receipt of the Deposit as liquidated damages, neither of the Sellers may obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and Purchaser shall have no further Liability to the Sellers as a result of such breach or default or the non-occurrence of Closing.

   (b) If the Closing does not occur due to the nonfulfillment of any of the conditions in Article VII or for any other reason except Purchaser's Material breach or default in the performance of any of its obligations under this Agreement, then promptly after termination of this Agreement the Deposit shall be returned to Purchaser. The Sellers acknowledge that Purchaser, at its option (to be exercised in its sole and absolute discretion), may elect to have the Agreement specifically performed by the Sellers. The Sellers further acknowledge that any breach of this Agreement by either of the Sellers will cause irreparable damage and injury to Purchaser and that Purchaser will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

   (c) It is agreed that time is of the essence in the performance and satisfaction of this Agreement and each of the conditions specified in Articles VII and VIII of this Agreement are Material for purposes of this Agreement.

   9.04 RISK OF LOSS. The Sellers assume all risk of condemnation, destruction or Loss due to fire or other casualty from the date of this Agreement until the Closing.

                                    ARTICLE X
                                   DEFINITIONS

   The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

   "Accounts Receivable" means all accounts receivable, notes receivable, and other monies due to the Sellers for sales and deliveries of goods, performance of services and other business transactions (whether or not on the books of the Sellers) that exist as of 12:01 a.m. on the Closing Date.

   "Affiliate" of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person; or (iii) any entity for which a Person described in (ii) above acts in any such capacity.

   "Agreement" means this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto or referred to herein, each of which is incorporated herein by reference.

   "Assets" means all of the Seller's right, title and interest in and to the assets and properties, of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise (other than the Retained Assets) used or held for use in the Business, together with any additions thereto between the date hereof and the Closing Date, but excluding those disposed of between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement, including but not limited to the following:


   (i)   the FCC Licenses;

   (ii)  the Real Property;

   (iii) the Personal Property;

   (iv)  the Inventory;

   (v)   the Intellectual Property;

   (vi)  the Assumed Contracts;

   (vii) the Licenses;

   (viii)   the Computer Software;

   (ix)  the Databases;

   (x) Sellers' other intangible assets of the Business, including, but not limited to, the trademarks, service marks, and tradenames and assumed names of the Business;

   (xi) all intangible personal property and assets other than the foregoing that are used or held for use in the Business, including all books and records of Sellers relating solely to the Business (including copies of the Assumed Contracts and the records required by the FCC to be kept at the Station) and any assignable warranties with respect to the Personal Property;

   (xii) the customer lists, mailing lists, customer files, supplier files, sales agent and manufacturers' representative files, credit files, and credit data relating to the Assets and the Assumed Liabilities, all other files, records, drawings, catalogues, stationery, advertising materials and other documents (or copies thereof) related to the Assets or the Business, and the use of any telephone numbers that are used in the operation of the Business;

   (xiii) to the extent used or held for use in the operation of the Business and adjusted in favor of Sellers under Section 1.04, the deposits, prepaid sums, fees and expenses (including, without limitation, Taxes, insurance premiums, rental fees, utility charges and service charges), trust funds, retainages, escrows, monies and assets held by Third Parties, and deferred charges, as the same shall exist as of the Closing Date; and

   (xiv) any other assets used in the Business and owned by either of the Sellers (other than the Retained Assets).

   "Assumed Contracts" means (i) all Contracts listed on Schedules 3.10 and 3.21 and all Contracts of the type described in Sections 3.10 and 3.21 that are not required to be listed thereon pursuant to the exceptions set forth in such Sections, (ii) Contracts with advertisers for the sale of advertising time for cash or production services in the ordinary course of business, (iii) Contracts entered into between the date of this Agreement and the Closing Date that Purchaser agrees in writing to assume, and (iv) Contracts entered into between the date of this Agreement and the Closing Date in compliance with Section 5.01; provided that Assumed Contracts shall in no event include Contracts that are included in the Retained Assets. The Assumed Contracts shall include without limitation the contracts listed on Schedules 3.10 and 3.21, whether entered into solely by the Company, solely by the Company's parent or jointly by the Company and its parent. With respect to those Assumed Contracts to which the Company's parent is a party, at Closing Sellers shall cause such Assumed Contracts to be assigned to Purchaser, and Purchaser shall assume such Assumed Contracts, and such Assumed Contracts shall otherwise be considered Assumed Contracts for all purposes of this Agreement, including without limitation for purposes of the representations and warranties hereunder, except that Sellers shall not be deemed to be in breach or default hereunder by reason of the fact that the Company's parent is the only party thereto or a joint party thereto.

   "Assumed Liabilities" means the following specific Liabilities of the
Sellers:

   (i) Liabilities first to be paid or performed after 12:01 a.m. on the Closing Date under or pursuant to the Assumed Contracts (including, without limitation, outstanding purchase orders and sales commitments of Sellers); provided, however, such Liabilities shall not include any Liabilities resulting from or arising out of any Default by Sellers prior to the Closing Date under or with respect to any of such Assumed Contracts;

   (ii) To the extent arising after 12:01 a.m. on the Closing Date or for which there is an adjustment to the Purchase Price, all trade accounts payable and accrued operating expenses of Sellers which (A) were incurred in the ordinary course of business consistent with past practices, (B) arose only from expenditures related directly to the Business or the Assets, (C) are not payable to or with respect to or for the benefit of an Affiliate of Seller; and

   (iii) All sick, personal and vacation time accrued prior to Closing by Sellers' Station employees.

   "Balance Sheet Date" means the date of the most recent balance sheet included in the Financial Statements, being March 31, 1998.

   "Board of Directors" means the Board of Directors of a Person that is a corporation.

   "Business" means the Sellers' business of owning and operating the Station.

   "Business Day" means a day other than a Saturday, a Sunday, a day on which banking institutions in the State of Georgia are authorized or obligated by law or required by executive order to be closed, or a day on which the New York Stock Exchange is closed.

   "Certificate of Incorporation" means the certificate of incorporation of a Person that is a corporation.

   "Closing" means the consummation of the transactions contemplated by this Agreement.

   "Closing Date" means the date on which the Closing occurs, which shall be the fifth business day after issuance of the FCC approval as set forth in Section
5.15 and the satisfaction (or waiver) of all of the conditions set forth in Articles VII and VIII, or such other date as the parties may agree in writing; provided that the Closing Date may be extended by Sellers to a date no later than nine (9) months after the date of this Agreement as necessary to effectuate the tax-free like-kind exchange described in Section 5.16.

   "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

   "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC.

   "Computer Software" means all Sellers' computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto that are used or held for use in the Business, as well as all documentation and listings related thereto used in the Business.

   "Contract" means any written or oral contract, agreement, understanding, lease, usufruct, license, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which either of Sellers is a party or that is binding on either of Sellers and that is used or held for use in the Business.

   "Databases" means Sellers' databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used in the Business, other than Licenses, that are used or held for use in the Business.

   "Default" means (1) a breach of, default under, or misrepresentation in or with respect to any contract or license, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any contract or license, or
(3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any contract or license or to accelerate, increase, or impose any Liability under any contract or license.

   "Employee Benefit Plan" means, collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by either of the Sellers or any other ERISA Affiliate thereof or under which either of the Sellers or any other ERISA Affiliate thereof has any Liability for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. "Employee Benefit Plans" also means any plans, programs, agreements, arrangements or understandings previously maintained by, sponsored in whole or in part by, or contributed to by either of the Sellers or any other ERISA Affiliate thereof that could result in a Material Liability to the Sellers, including but not limited to, any plan covered by or subject to Title IV of ERISA. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of either of the Sellers or any dependent or beneficiary thereof, maintained by the Sellers or under which the Sellers have any obligation or Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of the Sellers (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

   "Environmental Laws" means all Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any

Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

   "Environmental Litigation" means any Litigation against the Sellers with respect to the Business or the Assets of either of the Sellers (including, without limitation, written notice or other written communication by any Person alleging potential Liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or violation or alleged violation of, any Environmental Law.

   "Environmental Matter" means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, by, in each case, either of the Sellers or any of their respective predecessors or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

   "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Plan" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

   "FCC" means the Federal Communications Commission.

   "FCC Licenses" means the licenses and authorizations issued by the FCC to either of the Sellers with respect to the Business.

   "Financial Statements" means the unaudited balance sheets of the Sellers as of December 31, 1997 and March 31, 1998 and the related statements of income for the periods then ended.

   "GAAP" means generally accepted accounting principles as in effect in the United States consistently applied.

   "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

   "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. ss. 18(a), as amended, and all Laws promulgated thereunder.

   "Hazardous Substance" means (i) any hazardous substance, hazardous material, hazardous waste pollutants, contaminants, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any petroleum, petroleum products, or oil.

   "Improvements" means all buildings, structures, fixtures and other improvements included in the Real Property.

   "Intellectual Property" means the following of Sellers to the extent used or held for use in the Business (i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) Computer Software and all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

   "Inventory" means all Sellers' inventories of raw materials, supplies, products, advertising materials, and other inventories used or held for use in the Business.

   "IRS" means the Internal Revenue Service of the United States of America.

   "Knowledge" or "Known" with respect to the Sellers, means collectively those facts that either of the Sellers or any of their officers and employees listed on Exhibit X hereto, after due inquiry, knew or reasonably should have known.

   "Law" means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

   "Leased Personal Property" means all Personal Property that is not owned by the Sellers that the Sellers either use or have the right to use.

   "Leased Real Property" means all Real Property that is not owned in fee simple by the Sellers that the Sellers either occupy or use or has the right to occupy or use.

   "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

   "License" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing with any Governmental Authority or court to which either Seller is a party or that is or may be binding on either Seller and that is used or held for use in the Business.

   "Lien" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention, lease, right of occupancy or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

   "Litigation" means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), litigation, notice (written or oral) before any Governmental Authority or arbitration, mediation or similar tribunal by any Person alleging potential Liability against the Sellers or any Affiliate of Sellers with respect to the Business or the Assets, the Business or the transactions contemplated by this Agreement.

   "LOI" means the letter of intent dated April 10, 1998 between Sellers and Purchaser with respect to the Station.

   "Loss" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultants' fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

   "Material" or "Materially" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

   "Material Adverse Change" or "Material Adverse Effect" means any Material adverse change in or effect on (i) the business, operations, assets, Liabilities, financial condition or results of operations of such Person, including, without limitation, any Material adverse change in the value of the Station, the Assets or the Business, taken as a whole, (ii) the ability of such party to consummate the transactions contemplated by this Agreement or any of the Other Agreements to which it is or will be a party, or (iii) the ability of such party to perform any of its obligations under this Agreement or any of the Other Agreements to which it is or will be a party, if such change or effect Materially impairs the ability of such party to perform its obligations hereunder or thereunder, taken as a whole. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of less than $700,000, no Material Adverse Change or Material Adverse Effect will be deemed to have occurred. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of $700,000 or more but less than $5,200,000, no Material Adverse Change or Material Adverse Effect will be deemed to have occurred and the Sellers shall have the option to either (i) cure such change, condition or event by the Closing Date or (ii) reduce the Purchase Price by the amount of the adverse effect caused by such change, condition or event. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of $5,200,000 or more, either Purchaser or the Sellers may terminate this Agreement at their discretion. Neither a Material Adverse Change nor a Material Adverse Effect shall be deemed to result from an adverse change in general economic conditions, industry conditions or general conditions in the markets in which the Sellers operate. Further, notwithstanding the $700,000 threshold contained in the third sentence of this definition, the Sellers shall use all reasonable efforts to promptly remedy any adverse change, condition or event that causes or is reasonably likely to cause the Station to be or go off the air.

   "Order" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business (including, in the case of the FCC, a public notice or other written authorization).

   "Other Agreements" means the agreements, documents, assignments and instruments to be executed and delivered by the Sellers pursuant to this Agreement.

   "Owned Real Property" means all Real Property other than Leased Real
Property.

   "Permitted Liens" means (i) Liens for current real property Taxes not yet due and payable, (ii) non-monetary Liens on Real Property that do not affect the value or use or future use of any parcel of Real Property, and (iii) those exceptions to title contained in the existing lender title policies with respect to the Owned Real Property that are listed on Schedule X-1 attached hereto.

   "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

   "Personal Property" means collectively all Sellers' of the personal property or interests therein owned, leased, used or controlled by the Sellers and used or held for use in the Business, including, without limitation, machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, fixtures (including trade fixtures), vehicles, leasehold improvements, all other tangible personal property other than Inventory (which is specifically excluded from the Personal Property).

   "PUC Laws" means public utility commission laws, rules and regulations.

   "Purchase Price" means the total consideration to be paid to the Sellers by Purchaser for the purchase of the Assets pursuant to this Agreement and which shall be paid in accordance with Section 1.05 of this Agreement.

   "Real Property" means collectively all Sellers' real property or interests therein owned, leased, occupied, or used by the Sellers as of the date of this Agreement and used or held for use in the Business, together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining thereto which run with said real property and (ii) all right, title and interest, if any, of the Sellers in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A), (C) any unpaid award for damage to said real property, and (D) all strips and rights-of-way abutting or adjoining said real property, if any. The Real Property includes, without limitation, all buildings, structures, fixtures and other improvements located on the land described in the preceding sentence.

   "Required Consents" means the consents to assign to Purchaser those Contracts designated on Schedule 3.03 as Required Consent Contracts, to the extent required under such Assumed Contracts.

   "Retained Assets" means the following:

      (a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, Treasury bills and marketable securities and other securities of Sellers, and the Accounts Receivable;

      (b) contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

      (c) any pension, profit-sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans (including any insurance contracts or policies related thereto), and the assets thereof and any rights thereto, and all other plans, agreements or understandings to provide employee benefits of any kind for employees of Sellers, including any contracts listed on Schedule X to this Agreement;

      (d) tangible personal property disposed of or consumed in the ordinary course of the business of Sellers and in compliance with this Agreement between the date of this Agreement and the Closing Date;

      (e) claims of Sellers with respect to transactions arising prior to the Closing Date, including, without limitation, rights and interests of Sellers in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and causes of action and claims of Sellers under contracts and with respect to other transactions with respect to events occurring prior to the Closing Date and all claims for other refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date;

      (f)   Contracts that are not Assumed Contracts;

      (g) Sellers' corporate records and other books and records that pertain to internal corporate matters of Sellers and Sellers' account books of original entry with respect to the Business and the Assets, and all original accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Sellers relating to Sellers' operation of the Business and the Assets prior to Closing;

      (h) the deposits and prepaid expenses of Sellers with respect to the items that are not adjusted in favor of Sellers under Section 1.04; and

      (i) all interests in the assets described on Schedule X to this Agreement.

   Notwithstanding anything to the contrary set forth in this Agreement, no representations, warranties or covenants are made with respect to the Retained Assets.

   "Retained Liabilities" means any Liability of Sellers that is not an Assumed Liability, including, without limitation, the following:

   (i) any Liabilities for any Taxes of Sellers that arise prior to the Closing Date;

   (ii) any Liabilities relating to current or former assets of Sellers not being acquired by Purchaser pursuant to this Agreement;

   (iii) any Contracts that are not Assumed Contracts;

   (iv) any Liability incurred by Sellers as a result of any Default by Sellers under any provision of this Agreement or the Other Agreements;

   (v) any Liability of Sellers for severance payments or other severance obligations relating to any Person employed by Sellers on or before the Closing Date;

   (vi) any Liability of Sellers for continuation of coverage under any group health plan maintained by Sellers required under the provisions of Code ss.4980B or Sections 601-608 of ERISA with respect to any Person employed by Sellers who experiences a "qualifying event" (as defined in the Code and ERISA) on or before the Closing Date;

   (vii) any Liability of Sellers to pay bonuses or other compensation to Affiliates of Sellers on account of the transactions contemplated by this Agreement;

   (viii) any Liability of Sellers, of any nature whatsoever, to any current or former shareholder or Affiliate of Sellers;

   (ix) any Liability (including without limitation, any Liability relating to any Litigation described on Schedule 3.19 and any other Litigation) relating to, based upon, or arising out of (A) the conduct of the Business or the ownership of the Assets prior to the Closing Date or (B) any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed prior to the Closing Date, whether or not then known, due or payable and whether or not disclosed in this Agreement or the Other Agreements;

   (x) any Liability that Purchaser may incur in connection with any Litigation brought against Purchaser under the Worker Adjustment and Retraining Notification Act or any similar Law that relates to actions taken by Sellers with regard to any employees or any site employment;

   (xi)  any Environmental Litigation;

   (xii) any Liability of Sellers under or relating to any Employee Benefit
Plan;

   (xiii) any Liability to or Lien of any Third Party pursuant to the bulk sales of any jurisdiction that may be asserted against the sale of any of the Assets pursuant to this Agreement (whether asserted against Sellers, the Assets or Purchaser);

   (xiv) any claim by any broker, finder or other Person employed or allegedly employed by Sellers in connection with the transactions contemplated by this Agreement; or

   (xv) any credit agreements, note purchase agreements, indentures, or other financing arrangements, other than the Assumed Contracts, of either of Sellers.

   "Subsidiary" means WALB Licensee Corp.

   "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not, and including Liabilities relating to unclaimed property.

   "Tax Returns" means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

   "Third Party" or "Third Parties" means any Person that is not Purchaser, the Sellers or an Affiliate of any of the foregoing.

                                   ARTICLE XI
                                  MISCELLANEOUS

   11.01 NOTICES.

   (a) All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, (iii) sent by national overnight courier service, or (iv) sent by facsimile, graphic scanning or other telegraphic communications equipment to the parties or their assignees, addressed as follows:

To the Sellers:   c/o The Ward L. Quaal Company
                  401 N. Michigan Avenue, Suite 3140
                  Chicago, Illinois 60611
                  Attention:  Ward L. Quaal
                  Telephone:  (312) 644-6066
                  Facsimile:  (312) 644-3733

with copies to:   Gray Communications Systems, Inc.
                  1201 New York Avenue, N.W., Suite 1000
                  Washington, D.C. 20005
                  Attention: Robert A. Beizer
                  Telephone:  (202) 962-4820
                  Facsimile:  (202) 962-8300

To Purchaser:     Cosmos Broadcasting Corporation
                  2000 Wade Hampton
                  Greenville, South Carolina 29615
                  Attention:  Martha G. Williams
                  Telephone:  (864) 609-4264
                  Facsimile:  (864) 609-3176

with copies to:   Dow, Lohnes & Albertson, PLLC
                  1200 New Hampshire Avenue, N.W., Suite 800
                  Washington, D.C. 20036
                  Attention: Patricia A. Francis
                  Telephone:  (202) 776-2509
                  Facsimile:  (202) 776-2222

   (b) All notices, requests, instructions or documents given to any party in accordance with this Section 11.01 shall be deemed to have been given (i) on the date of receipt if delivered by hand, overnight courier service or if sent by facsimile, graphic scanning or other telegraphic communications equipment or
(ii) on the date three (3) business days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

   (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.01.

   11.02 ENTIRE AGREEMENT. This Agreement, the Schedules, the Exhibits, the Exchange Agreement, and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement, including without limitation the LOI.

   11.03 MODIFICATIONS, AMENDMENTS AND WAIVERS. The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

   11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective estates, successors, legal or personal representatives, heirs, distributees, designees and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement or any portion thereof cannot be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign this Agreement with the prior written consent of the Sellers, to an Affiliate of Purchaser, which consent shall not be unreasonably withheld if it does not delay the FCC consent and if it does not have an adverse tax impact on Sellers or their Affiliates and if Purchaser obtains all necessary Third Party consents in connection therewith without delaying Closing; provided, further, such assignment shall not relieve Purchaser of its obligations hereunder. With respect to such assignments, all representations, warranties, covenants and indemnification rights shall be binding upon, and inure to the benefit of, the assignee or assignees as if such representations, warranties, covenants and indemnification rights were made directly between the original parties to this Agreement.

   11.05 TABLE OF CONTENTS; CAPTIONS; REFERENCES. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

   11.06 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive Laws of the State of New York, without respect to the Laws related to choice or conflicts of Laws.

   11.07 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

   11.08 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

   11.09 REMEDIES NOT EXCLUSIVE. Except for the liquidated damages provided for in Section 9.03, prior to Closing no remedy conferred by any of the specific provisions of this Agreement is intended to be, nor shall be, exclusive of any other remedy available at law, in equity or otherwise.

   11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

   11.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Sellers whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

   11.12 EXCLUSIVE REMEDY. The parties acknowledge and agree that after Closing this Agreement shall provide the exclusive remedies of Purchaser and Sellers with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, on and after the Closing, Purchaser and Sellers hereby waive any statutory, equitable or common law rights or remedies relating to any environmental health and safety matters, including without limitation, any such matters arising under any Environmental, Health and Safety Requirements, the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law.

   11.13 GUARANTEE. Subject to the limitations set forth herein, including without limitation those set forth in Sections 6.01 and 6.02(b), Gray Communications Systems, Inc. hereby unconditionally guarantees to Purchaser the due and punctual payment and performance in full, when due, of all obligations and liabilities of Sellers' under this Agreement and the Other Agreements and waives any circumstances that might constitute a defense available to, or a discharge of, a guarantor or surety (but not any circumstances that might constitute a defense available to, or discharge of, either of the Sellers).


                         [SIGNATURES ON FOLLOWING PAGES]

               SIGNATURE PAGE TO WALB-TV ASSET PURCHASE AGREEMENT

   IN WITNESS WHEREOF, the Sellers and Purchaser have duly executed this Agreement as of the date first above written.

                         THE COMPANY

                         WALB-TV, INC.


                         By: /s/ Ward L. Quaal
                            _________________________
                            Ward L. Quaal, President


                         THE SUBSIDIARY

                         WALB LICENSEE CORP.


                         By: /s/ Ward L. Quaal
                            _________________________
                            Ward L. Quaal, President


                         PURCHASER

                         COSMOS BROADCASTING CORPORATION


                         By: /s/ James M. Keelor
                            ____________________________
                           James M. Keelor, President


                         FOR PURPOSES OF SECTION 11.13:

                         GRAY COMMUNICATIONS SYSTEMS, INC.


                         By: /s/ Robert A. Beizer
                            __________________________________
                            Robert A. Beizer, Vice President



                                      -56-